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                                                                     EXHIBIT 99A

IJNT.NET PRESS RELEASE

IJNT Announces Private Equity Funding


Business Wire
Wednesday January 5, 2000


NEWPORT BEACH - (BUSINESS WIRE)--January 5, 2000--IJNT.net, Inc. (OTC BB:IJNT), a leading integrated communications provider announced today that is has completed a private round of equity financing and equipment leasing for an amount in excess of $15,000,000. The financing was completed with several private funds and high net worth individuals as well as Dana Commercial Credit Corporation. This is the second such round of financing by the Company having completed a $44,000,000 round of funding and equipment financing with Nortel Networks in July 1999.

Jon H. Marple, CEO of wholly owned IJNT subsidiary UBNetworks stated, "These funds and equipment will assist the Company in the national expansion of UBN. The Company will begin voice and data operations in California this month from UBN's now completed Los Angeles switching facility. UBN is a facilities based CLEC that offers not only voice and data services but also the revolutionary UBN, plug-and-play, 1 Meg modem."

Mary Blake, IJNT's CEO, indicated that the Company will announce within the month the site of another major switching facility that IJNT will build with Nortel as well as expansion of the Company's wireless broadband facilities in several new cities. Ms. Blake said, "All of the IJNT subsidiaries are growing rapidly including the CLEC, wireless and Man Rabbit House Multimedia, our award winning web development subsidiary. These funds will spur that growth."

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, subscriber growth, product demand, competition, and other risks and uncertainties detailed from time to time in the company's periodic reports, including quarterly reports on Form 10-Q and annual reports on 10-K. This and additional information can be found on the company's Web site at www.ijnt.net or can be obtained from the company upon request. IJNT.net, Inc.
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Contact:  IJNT.net, Inc.
          Investor Relations, 949/723-2183
          E-mail: investor.info@ijnt.net
          www.ijnt.net; www.urjet.net; www.mrhm.net;
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          www.ubnetworks.net
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          or
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          Mario "Ike" Iocoviello (investor relations)
          800/683-5227 or 760/931-9211
          E-mail: ike@otcfn.com
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Source:  Business Wire